Exhibit 99.1

South32 and Trilogy Metals Announce Appointment of Ramzi Fawaz as President of Ambler Metals LLC

VANCOUVER, BC, Aug. 25, 2020 /CNW/ - South32 Limited ("South32") and Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals"), partners in Ambler Metals LLC ("Ambler Metals"), announce that the Board of Ambler Metals LLC ("Ambler Metals") has appointed Ramzi Fawaz as President and Chief Executive Officer of Ambler Metals effective 1 September 2020. Ambler Metals is the 50/50 joint venture company formed by South32 and Trilogy Metals to explore and develop the Upper Kobuk Mineral Projects ("UKMP").

Mr Fawaz joins Ambler Metals from Newmont Corporation where he was Senior Vice President Projects from February 2011 to October 2019, with responsibility for the development and execution of Newmont's major gold and copper projects globally.

Before joining Newmont, Mr Fawaz served as Senior Vice President Operations at Atomic Energy Canada Ltd. where he led all project development, refurbishment and building of the CANDU reactor projects. Prior to Atomic Energy, he was with Royal Dutch Shell, where he worked for 30 years in various senior roles. Among those, Mr Fawaz was responsible for leading the Athabasca Oil Sands Expansion Project in Canada and the Nigeria LNG Train 3 and LPG expansion project in Nigeria.

Mr. Fawaz brings to the role extensive leadership experience in US and international project development. Throughout his career, he has engaged extensively with all stakeholders related to major project developments, including executive management, boards of directors, shareholders, local communities, contractors, utilities and various regional and federal government agencies.

South32 Chief Executive Officer Graham Kerr said, "We welcome Ramzi's appointment as President and CEO of the Ambler Metals team. With decades of experience in the development of major resources projects, his leadership will be integral to the next phase of Arctic studies and unlocking the value of the Ambler District's high-quality base and precious metals resources."

President and CEO of Trilogy Metals Tony Giardini said, "After an exhaustive global search, we have secured a person who I think will make a significant contribution to the growth and development of the UKMP. Ramzi has a track record of success in the development of remote projects."

Mr Fawaz has a Bachelor of Science in electrical engineering at the American University of Beirut in Lebanon and a Master's degree in power engineering at the University of California, Berkeley.

About South32

South32 is a globally diversified mining and metals company. Our purpose is to make a difference by developing natural resources, improving people's lives now and for generations to come. We are trusted by our owners and partners to realise the potential of their resources. We produce bauxite, alumina, aluminium, energy and metallurgical coal, manganese, nickel, silver, lead and zinc at our operations in Australia, Southern Africa and South America. With a focus on growing our base metals exposure, we also have two development options in North America and several partnerships with junior explorers around the world.

About Trilogy

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the UKMP in north western Alaska. On December 19, 2019 South32, which is a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Forward-looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of applicable securities legislation, including, but not limited to, statements regarding the economic potential of the Ambler Mining District or the potential development of the Arctic project. These forward-looking statements reflect expectations at the date of this release; however, they are not guarantees or predictions of future performance. They involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, and which may cause actual results to differ materially from those expressed in the statements contained in this release. Readers are cautioned not to put undue reliance on forward-looking statements. Except as required by applicable laws or regulations, neither Trilogy Metals nor South32 undertakes to publicly update or review any forward-looking statements, whether as a result of new information or future events. Past performance cannot be relied on as a guide to future performance. Important factors that could cause actual results to differ materially from Trilogy Metals' expectations include risks related to the permitting, financing and advancement of the UKMP and other risks and uncertainties disclosed in Trilogy Metals' Annual Report on Form 10-K for the year ended November 30, 2019 filed with the Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Trilogy Metals reports and documents filed with applicable securities regulatory authorities from time to time.

Further information on South32 can be found at www.south32.net and further information on Trilogy Metals can be found at www.trilogymetals.com .

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/August2020/25/c7449.html

%CIK: 0001543418

For further information: South32 Media Relations: Rebecca Keenan, T +61 8 9324 9364, M +61 402 087 055, E Rebecca.Keenan@south32.net; Jenny White, T +44 20 7798 1773, M +44 7900 046 758, E Jenny.White@south32.net; Trilogy Contacts: Patrick Donnelly, T +1 604 630 3569, E patrick.donnelly@trilogymetals.com; Tony Giardini, T +1 604 638 8088, E tony.giaridini@trilogymetals.com

CO: Trilogy Metals Inc.

CNW 07:47e 25-AUG-20